Exhibit 99.1

Investor Inquiries:

Andrea Clegg

(866) 400-4295

(208) 292-2818

aclegg@nighthawkrad.net

FOR IMMEDIATE RELEASE

NIGHTHAWK ANNOUNCES COMPLETION OF

SETTLEMENT TRANSACTION WITH ST. PAUL RADIOLOGY, P.A.

SCOTTSDALE, Ariz., June 30, 2010 – NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), the leading provider of radiology solutions to radiology groups across the United States, today announced that, effective June 30, 2010, it has completed its settlement transaction with St. Paul Radiology, P.A. As a result of the settlement transaction, NightHawk sold to a third party its ownership interests in Midwest Physicians Services, LLC and Emergency Radiology Services, LLC, the parties settled all disputes between them and terminated all of the agreements entered into in connection with the July 2007 transaction between the parties. Consistent with NightHawk’s previous disclosures in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the Securities and Exchange Commission on May 7, 2010, NightHawk will receive aggregate consideration of $26 million in connection with the settlement transaction, $12 million of which NightHawk received at closing and $14 million of which will be paid to NightHawk over the next four years. In addition, NightHawk expects to realize tax savings of approximately $10 million related to the settlement, for a total expected value of the settlement of approximately $36 million over four years.

In order to complete the settlement transaction, NightHawk received consent from its lenders under its credit agreement. In connection with that consent, on June 30th, NightHawk paid to the Lenders a principal repayment of $26 million. Also, as part of the consent, NightHawk has agreed to make an additional principal repayment of $10 million on or before June 30, 2011, for a total expected principal repayment of $36 million.

Additional details regarding the settlement transaction, a description of the material agreements entered into in connection with the transaction, NightHawk’s principal payment to its lenders and other financial information related to the transaction will be filed on a Current Report on Form 8-K on or before Wednesday, July 7, 2010.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the company’s anticipated receipt of an additional $14 million from St. Paul Radiology over the next four years, the company’s anticipated receipt of tax benefits of approximately $10 million, and the company’s expected additional principal repayment on or prior to June 30, 2011. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the risk of non-payment from St. Paul Radiology and the risks associated with realizing the expected tax benefits. Other factors that could cause operating and financial results to differ are described in the company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward- looking statements based on events or circumstances after the date hereof.

About NightHawk

NightHawk Radiology (Nasdaq:NHWK) is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions in the U.S. NightHawk provides the most complete suite of solutions, designed to increase efficiencies and improve the quality of patient care and the lives of radiologists. NightHawk's team of U.S. board-certified, state-licensed, and hospital-privileged physicians are located in the United States, Australia, and Switzerland. They provide services 24 hours a day, 7 days a week, to approximately 1,600 sites, representing approximately 26 percent of all U.S. hospitals. For more information, visit http://www.nighthawkrad.net.

“NHWKF”